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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of the third day of January 2005 between Sentigen Holding Corp. and subsidiaries, a Delaware corporation (the "Company") and Ronald C. Newbold (the "Employee").

                                    RECITALS

         WHEREAS, Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Company desires to employ the Employee upon the terms and conditions hereinafter set forth.

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment.
   -----------

         During the Employment Term (defined below), the Employee shall serve as the Executive Vice President of Commercial Operations of the Company with the authority and responsibilities typically associated with such position, and shall report to and perform such duties as are assigned by Joseph K. Pagano, Chairman of the Board of Directors of the Company.

2. Performance.
   ------------

         (a) The Employee shall devote his entire business efforts, time, attention, skill and energy exclusively to the performance of his duties hereunder.

         (b) The Employee represents and covenants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement, consulting or any similar agreement, covenant, understanding or restriction that would prohibit the Employee from executing this Agreement and performing his duties and responsibilities hereunder, or that would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Employee by the Company.

         (c) The Employee shall at all times comply with policies and procedures adopted by the Company for its employees, including without limitation the procedures and policies adopted by the Company regarding conflicts of interest, but only to the extent such policies are not in conflict with the express provisions of this Agreement.

3. Term.
   -----

         The employment term of this Agreement shall commence as of the date of this Agreement and shall continue for a term of two years (the "Employment Term"), unless renewed as set forth below or otherwise terminated in accordance with Section 11 hereof. The Employment Term shall automatically be renewed for an additional one year period at the end of the then effective Employment Term, unless the Company or Employee shall have provided the other party with at least 90 days' prior written notice that the Employment Term shall not be extended.

4. Base Compensation; Bonus.
   -------------------------

         (a) For all services rendered by the Employee hereunder, the Company shall pay the Employee an annual salary at the rate of $205,000 for each full year of the Employment Term (the "Salary"), plus such additional amounts, if any, as may be approved by the Board, less withholding required by law or agreed to by the Employee, payable in installments at such times the Company customarily pays its other senior officers (but in any event no less often than monthly). The Salary shall be reviewed at least annually by the Board to determine if an increase (but not a decrease) is appropriate, which increase shall be in the sole discretion of the Board. The Employee alone, and not the Company, shall be responsible for the payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise (except to the extent withheld or required to be withheld by the Company).

         (b) Employee may receive bonuses on such dates, in such amounts and on such other terms as may be determined by the Board in its sole discretion. Upon the execution of this Agreement, Employee shall be paid a bonus of $25,000. Within one year from the date hereof, it is intended that the Board shall develop, with the assistance of Employee, a bonus plan which provides for the payment of an annual bonus (the "Bonus") to Employee, assuming Employee is still employed at the end of such year, upon achievement of certain operational and financial milestones. Notwithstanding the foregoing, the Bonus payable at the end of 2005 shall not be less than $25,000.

         (c) Employee shall receive a $500 per month car allowance.

5. Incentive Compensation.
   -----------------------

         On the date of this Agreement, the Company shall grant stock options (the "Options") to the Employee to purchase 50,000 shares of Company Common Stock at the fair market value of the Company's Common Stock on the date of grant under the Company's 2000 Performance Equity Plan pursuant to the terms of the Company's form of Stock Option Grant (the "Grant"). The Options will vest in equal annual installments over a four-year period except as provided in the Grant and Section 11(d) herein.

6. Expenses.
   ---------

         The Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term to the extent that such expenses are customarily paid to senior officers by the Company upon presentation of an itemized account and written proof of such expenses.

7. Other Benefits.
   ---------------

         The Employee shall be entitled to participate in and receive any fringe benefits customarily provided by the Company to its employees of comparable standing with the Employee (including, but not limited to, any profit-sharing, pension, hospital, major medical insurance and group life insurance plans as in effect from time to time in accordance with the terms of such plans), all as determined from time to time by the Board of Directors; provided, however, that the Company has no obligation to provide these benefits to its employees. Notwithstanding the foregoing, the Employee shall be entitled to (i) 15 vacation days in 2005, 5 sick days, 3 floating holidays and 2 personal days, (ii) term life and accidental death and dismemberment insurance policies in the aggregate amount of up to $450,000 of coverage, (iii) medical insurance, dental insurance and short-term and long-term disability insurance all with a 20% co-pay contribution by Employee, and (iv) participation in the Company's 401(k) plan after 90 days of employment with the Company.

8. Confidential Information.
   -------------------------

         (a) The Employee agrees that the Confidential Information is the Company's exclusive property and shall not be copied or removed from the Company's premises except for Company business.

         (b) The Employee will not, without the Company's prior written permission, disclose to anyone outside of the Company or use in other than the Company's business, either during or after the term of his employment with the Company, any Confidential Information. If the Employee leaves the employ of the Company, the Employee will return all copies of any Confidential Information to the Company.

         (c) The Employee will hold all third-party confidential or proprietary information in the strictest confidence and do all things necessary for the Company to comply with the provisions of all contracts to which the Company is a party.

         (d) For the purposes of Sections 8, 9 and 10 hereof:

                  (1) "Confidential Information" shall mean confidential or other proprietary information received, developed or learned by the Employee in connection with his employment with the Company, including without limitation, all data, reports, interpretations, research and development, forecasts, records, agreements, contracts and other documents (whether written or oral, and whether prepared by or on behalf of the Company) containing or otherwise reflecting information concerning the Company, its subsidiaries, affiliates, clients, customers, investors, joint venture and strategic partners, including without limitation, trade secrets, strategies, studies, know-how, techniques, marketing plans and opportunities, cost and pricing data, forecasts, customer lists, developments, improvements, discoveries, patents, patent applications, inventions, technologies, processes, formulas, research, methods, procedures, designs, models, testing systems, computer software and programs (including source code and related documentation), test and/or experimental data and results, laboratory notebooks, drawings and technical information and materials and other confidential business information.

                  (2) "Developments" shall mean any trade secret, idea, invention, improvement, patent, patent application, novel technique, design of a useful article (whether the design is ornamental or otherwise), computer program (including source and object code), data base, documentation and original works of authorship.

9. Assignment of Inventions and Original Works.
   --------------------------------------------

         (a) The Employee hereby assigns to the Company or to any party designated by the Company the entire right, interest and title to all Developments made, conceived or first reduced to practice solely or jointly by the Employee, whether or not such Developments are patentable, copyrightable or developed during normal working hours, which: (i) were made, conceived or first reduced to practice in the course of performance of the Employee's employment duties, or with the use of the Company's time, materials, funds or facilities; or (ii) are directly related to information, technology or investigations of the Company to which the Employee has access as part of work for the Company. The Employee acknowledges that all original works of authorship which are made by the Employee within the scope of his Employment and which are protectable by copyright are "works made for hire," within the meaning of 17 U.S.C. ss. 10 1.

         (b) In connection with any of the Developments assigned by Section 9(a) hereof, the Employee will (i) promptly disclose them to the Company and (ii) on request of the Company, promptly execute an assignment to the Company and do anything else necessary to enable the Company to secure a patent, copyright or other form of protection therefor. Employee waives and releases, to the extent permitted by law, all rights to the foregoing.

10. Non-Competition.
    ----------------

         (a) During the Employment Term, the Employee will not, directly or indirectly, engage in any activity competitive with or adverse to the Company's business or welfare, whether alone or as a principal, employee or consultant of or to any other person or entity.

         (b) Upon termination of his employment, the Employee will return all Confidential Information and all product specifications, documentation, customer lists, and all other Company property and will not remove or retain any product specifications, documentation, customer lists, letters, papers or copies thereof or any other Confidential Information. All of the above-described documents made available to the Employee by the Company or made or compiled by the Employee and all copies thereof are and shall remain the sole and exclusive property of the Company and shall be delivered to the Company on the termination of the Employee's employment or at any other time upon request of the Company.

         (c) Upon termination of his employment for any reason (other than for "good reason" or for termination "without cause" as set forth in (d) below), the Employee will not, for a period of twelve months after the date of termination:

                  (1) unless acting pursuant hereto or with the prior written consent of the Chairman of the Board of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (whether or not such business is physically located within the United States or Canada) and any other country where the Company does business during the Employment Term (the "Territory") whose products, services or activities compete, directly or indirectly, in whole or in part with the products, services or activities of the Company or its subsidiaries at the date of termination of Employee's employment by the Company or at any time within one year prior thereto. Without limiting the foregoing, the current products, services and activities of the Company shall be deemed to include, without limitation, (i) contract research and development services to the drug discovery community in the areas of molecular and cellular biology, protein biochemistry, bio-processing, high throughput screening and assay development and mouse genetics; (ii) research products including media and reagents for culture of mouse embryos, murine embryonic stem cells and reagents, reagents for gene transfer and expression and cell culture media; and (iii) development of assays for the screening of G Protein-Coupled Receptors and other target classes and pharmaceutical discovery efforts utilizing such technology;

                  (2) directly or indirectly solicit or request any customer of the Company to transfer its business from the Company to any other person or entity; or

                  (3) directly or indirectly induce or attempt to influence any present or future employee of the Company to terminate his or her employment with the Company.

         (d) In the event Employee's employment is terminated for "good reason" or "without cause" as defined in Section 11 herein, the provisions of Section 10(c) will remain in effect for six (6) months after the date of termination.

         (e) It is recognized by Employee that the business of the Company and Employee's connection therewith is or will be involved in activity throughout the Territory, and that more limited geographical limitations on the covenants contained in Section 10(c) hereof are therefore not appropriate.

         (f) In the event that any of the provisions of this Section 10 should ever be deemed to exceed the temporal, geographic or occupational limitations established by applicable law, then such provision shall be reformed to the maximum temporal, geographic or occupational limitations established by applicable law.

         (g) Employee agrees that his obligations under this Section 10 shall survive and be enforceable after termination of his or her employment.

11. Termination.
    ------------

     The Employment Term, the Salary, the Bonus, the unvested Options and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 11 or pursuant to the terms of the Grant):

         (a) if the Employee becomes totally disabled (as defined below), and thereafter the Company shall have no further liability or obligation to the Employee hereunder except as follows: the employee shall receive (i) any unpaid Salary that has accrued through the date of termination; (ii) continued Salary for six (6) months following the date he is considered totally disabled; and (iii) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company. For the purposes hereof, the Employee shall be deemed to be "totally disabled" if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or in the absence of any such plan, under applicable Social Security regulations. In the event of any dispute as to the disability of the Employee under this Section 11(a), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

         (b) if the Employee dies, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination and any other benefits due Employee as outlined in Section 7.

         (c) for "cause" immediately upon notice from the Company of the termination date (other than termination provided in (d) or (e) of this Section
11) or upon receipt by the Company of notice of termination from Employee other than "for good reason" (as defined below), and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination, net of any liabilities that the Employee may have to the Company. For purposes of this Agreement, "cause" shall mean (i) the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement; (ii) the Employee's failure to adhere to any written policy of the Company unless such policy conflicts with this Agreement if the Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) Employee's habitual or willful neglect or disregard of directives of the Chairman of the Board of Directors or the Board of Directors; (iv) the appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; or (vi) dishonesty, willful misconduct, neglect of the Company's business, act of moral turpitude which tends to reflect unfavorably on the Company, fraud, embezzlement or habitual insobriety.

         (d) "without cause" at any time by giving the Employee 30 days' notice of the termination date. Under such circumstances, the Company will continue to pay to Employee, over time as he would have been paid pursuant to this Agreement, the Salary and Bonus (if due) under Section 4 for six (6) months (which amount shall be paid, over time pursuant to this Agreement) and the Company shall continue any benefits Employee is receiving at the time of such termination for such period. The Employee shall also immediately vest in all Options scheduled to vest for the twelve (12) months following the termination date. The Employee shall not be entitled to any compensation under this Section 11(d) unless the Employee executes and delivers to the Company (after notice of termination) a release in a form reasonably satisfactory to the Company by which the Employee releases the Company from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Salary, Bonus and Option vesting specified in this Section 11(d). The parties hereto acknowledge that the Salary, Bonus and Option vesting to be provided under this Section 11(d) is to be provided in consideration for the above-specified release.

         (e) "for good reason" at any time with 30 days' notice if (i) without Employee's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within 10 business days after notice of such non-compliance has been given by Employee to the Company; (ii) the occurrence (without Employee's express written consent which consent shall not be unreasonably withheld) during the Employment Term of any change in Employee's responsibilities which, in the judgment of a reasonably prudent person, represents a materially adverse change in his responsibilities, except if such change is because of total disability, retirement, death or for cause; (iii) the relocation of Employee's office to a location more than 100 miles from the location or locations at which Employee performed his duties previously, except for required travel on the Company's business to the extent substantially consistent with Employee's normal business travel obligations and except as, agreed to by the Company and Employee; or (iv) any reduction in Employee's annual salary. Under such circumstances, the Employee shall be subject to the restrictions set forth in, and shall be entitled to the compensation provided in, Section 11(d).

12. Offset.
    -------

         The Company, in addition to all other rights and remedies, shall have the right to offset against all moneys due to the Employee any sums due to the Company from the Employee under this Agreement.

13. Remedies.
    ---------

         (a) The Employee expressly acknowledges that the remedy at law for any breach of Sections 8, 9 and 10 may cause irreparable harm to the Company, that the Company's remedies at law for his breach of Sections 8, 9 and 10 will be inadequate, and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. Subject to the remainder of this Section 13, the rights conferred upon the Company by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

         (b) Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 8, 9 and 10 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

         (c) In the event of a lawsuit by either party to enforce the provisions of this Agreement, including, but not limited to, Sections 8, 9 and 10 hereof, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

14. General.
    --------

         (a) The terms of this Agreement shall be governed by the laws of the State of New York, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the parties (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or procedding. Each of the parties further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

         (b) For purposes of Sections 8, 9, 10 and 13, the term "Company" shall be deemed to include any incorporated or unincorporated subsidiaries or affiliates of the Company and any majority-owned subsidiaries thereof, including without limitation, Cell & Molecular Technologies, Inc. and Sentigen Biosciences, Inc.

         (c) All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

                  TO THE EMPLOYEE:

                           Ronald C. Newbold


                  TO THE COMPANY:

                           Sentigen Holding Corp.
                           580 Marshall Street
                           Phillipsburg, NJ 08865

                           Attention:  Chief Executive Officer
                           with a copy to:

                           Merrill M. Kraines
                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, NY 10103

         (d) This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except upon written amendment mutually agreed and executed by the Company and Employee. Without limitation, nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Term.

         (e) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

         (f) Notwithstanding the termination of this Agreement and of the Employee's employment by the Company, by reason of the Employee's disability under Section 11(a) hereof, or for cause under Section 11(c) hereof, or by expiration of the Employment term, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

         (g) No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         (h) If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (i) All section headings are for convenience only and shall not define or limit the provisions of this Agreement.

         (j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

                                                  SENTIGEN HOLDING CORP.

                                                  By: /s/ Fredrick B. Rolff
                                                  ------------------------------
                                                  Title: Chief Financial Officer
                                                  ------------------------------


                                                  /s/RONALD C. NEWBOLD
                                                  ------------------------------